Exhibit 10.1

AMENDMENT NO. 1 TO THE EQUITY DISTRIBUTION AGREEMENT

March 31, 2023

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

This Amendment No. 1 to the Equity Distribution Agreement (this “Amendment”) is entered into as of the date first written above by Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and JMP Securities LLC (“Agent”), that are parties to that certain Equity Distribution Agreement dated July 9, 2020 (the “Original Agreement”) and that certain side letter agreement dated July 9, 2020 (the “Side Letter”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.            All references to “$60,000,000” in the Original Agreement are hereby deleted in their entirety. In addition, the first sentence of Section 1 “Description of Securities” in the Original Agreement is hereby deleted in its entirety and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, shares (the “Securities”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under one or more registration statements on Form S-3 filed with the Commission.”

2.            The Company agrees to pay or cause to be paid all expenses of the Agent, including the fees and expenses of the counsel to the Agent, payable within 30 days of the execution of this Amendment, in an amount not to exceed $30,000.

3.            The Company represents and warrants to, and agrees with the Agent that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.            This Amendment, together with the Original Agreement and the Side Letter (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto), constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement (together with the Side Letter) as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

5.            This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this paragraph shall survive any termination of this Amendment.

6.            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement (together with the Side Letter) between the Company and the Agent.

Very truly yours,

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Steven Pfanstiel

Name:	Steven Pfanstiel
Title:	Chief Financial Officer and Chief Operations Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

JMP SECURITIES LLC

By:	/s/ David Kellman

Name:	David Kellman
Title:	Managing Director, Head of Healthcare Investment Banking